As filed with the Securities and Exchange Commission on May 19, 2014
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________________
BLACK BOX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3086563 (I.R.S. Employer Identification No.)
1000 Park Drive, Lawrence, Pennsylvania	15055
(Address of principal executive offices)	(Zip code)
___________________________________________

BLACK BOX CORPORATION
2008 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
___________________________________________

Ronald Basso, Esquire
Executive Vice President, General Counsel & Secretary
Black Box Corporation
1000 Park Drive
Lawrence, Pennsylvania 15055
(Name and address of agent for service)
724-746-5500
(Telephone number, including area code, of agent for service)
Copies of communications to: Brian Novosel, Esquire Buchanan Ingersoll & Rooney PC One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, Pennsylvania 15219-1410 412-562-8800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐            Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☐
___________________________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,000,000 shares	$23.86(1)	$23,860,000(2)	$3,073.17(2)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). In accordance with Rule 457(h), such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq Global Select Market on May 13, 2014.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).

(3)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the Black Box Corporation 2008 Long-Term Incentive Plan, as amended, as a result of any future stock split, stock dividend or similar adjustment of outstanding Common Stock.

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INCORPORATION OF PRIOR REGISTRATION STATEMENTS BY REFERENCE
Black Box Corporation (the “Corporation”) hereby incorporates by reference into this Registration Statement the information contained in the Corporation’s earlier Registration Statement, File No. 333-157467, relating to the Corporation’s 2008 Long-Term Incentive Plan.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrence, Commonwealth of Pennsylvania, on this 16th day of May, 2014.
BLACK BOX CORPORATION
By: /s/ Michael McAndrew
Michael McAndrew
President and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael McAndrew, Timothy C. Huffmyer and Ronald Basso, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of May, 2014.

Signature	Capacity
/s/ Richard L. Crouch Richard L. Crouch	Director
/s/ Thomas W. Golonski Thomas W. Golonski	Director
/s/ Thomas G. Greig Thomas G. Greig	Director and Chairman of the Board
/s/ John S. Heller John S. Heller	Director
/s/ William H. Hernandez William H. Hernandez	Director
/s/ Edward A. Nicholson Edward A. Nicholson, Ph.D.	Director
/s/ Joel T. Trammel Joel T. Trammel	Director
/s/ Michael McAndrew Michael McAndrew	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Timothy C. Huffmyer Timothy C. Huffmyer	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

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EXHIBIT INDEX

Exhibit Number	Description
5.01	Opinion of Buchanan Ingersoll & Rooney PC
10.01
Black Box Corporation 2008 Long-Term Incentive Plan, as amended and restated on August 6, 2013 (incorporated by reference to Exhibit I to the Proxy Statement for the 2013 Annual Meeting of Stockholders filed on Schedule 14A, File Number 000-18706, filed with the Securities and Exchange Commission on June 21, 2013)

23.01	Consent of BDO USA, LLP
23.02	Consent of Buchanan Ingersoll & Rooney PC (contained in opinion filed as Exhibit 5.01 hereto)
24.01	Powers of Attorney (contained herein on signature page)

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